CHAPMAN AND CUTLER LLP                                   111 WEST MONROE STREET
                                                        CHICAGO, ILLINOIS 60603


                                 June 15, 2017


First Trust Exchange-Traded Fund VI
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187


      Re:        First Trust Exchange-Traded Fund VI
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Ladies and Gentlemen:

      We have served as counsel for the First Trust Exchange-Traded Fund VI (the "Trust"), which proposes to offer and sell shares of each of its series (the "Shares") Developed International Equity Select ETF, Emerging Markets Equity Select ETF, Large Cap US Equity Select ETF, Mid Cap US Equity Select ETF, Small Cap US Equity Select ETF and US Equity Dividend Select ETF (the "Funds"), in the manner and on the terms set forth in Amendment No. 75 and Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A filed on or about June 15, 2017 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

      In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      The Shares of the Funds may be issued from time to time in accordance with the Trust's Amended and Restated Declaration of Trust dated June 12, 2017 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Funds of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Funds, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Funds may under certain circumstances be held personally liable for its obligations.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-182308) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.


                                           Respectfully submitted,

                                           /s/ CHAPMAN AND CUTLER LLP
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                                               CHAPMAN AND CUTLER LLP